Exhibit 10.16

WPX ENERGY

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective January 1, 2013

Table of Contents

ARTICLE I Purpose and Intent	1

1.1 Purpose of the Plan	1
1.2 Intent and Construction	1

ARTICLE II Definitions	1

2.1 Account	1
2.2 Administrative Committee	1
2.3 Affiliate	1
2.4 AIP	1
2.5 Base Salary	1
2.6 Beneficiary or Beneficiaries	2
2.7 Benefits Committee	2
2.8 Board	2
2.9 Code	2
2.10 Company	2
2.11 Compensation Committee	2
2.12 Deferral Account	2
2.13 Deferral Credits	2
2.14 Deferred AIP Bonus	2
2.15 Deferred Base Salary	2
2.16 Disability and Disabled	3
2.17 Eligible Employee	3
2.18 Emergency Distribution	3
2.19 Employer	3
2.20 ERISA	3
2.21 Excess Compensation	3
2.22 Fund or Funds	3
2.23 Matching Account	3
2.24 Matching Contribution Credits	3
2.25 Participant	3
2.26 Plan	3
2.27 Plan Year	3
2.28 Qualified Plan	3
2.29 Retirement	4
2.30 Retirement Account	4
2.31 Scheduled In-Service Account	4
2.32 Scheduled In-Service Distribution	4
2.33 Section 409A	4
2.34 Separation from Service	4
2.35 Unforeseeable Emergency	4
2.36 Years of Service	4

ARTICLE III Participation	5

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ARTICLE IV Deferral Elections and Matching Contribution Credits	5

4.1 Elections to Defer Base Salary	5
4.2 Elections to Defer AIP Bonuses	6
4.3 Matching Contribution Credits	7
4.4 Account Allocation Elections	7
4.5 Irrevocability of Deferral Elections and Account Allocation Elections	8
4.6 Suspension of Deferral Elections	8

ARTICLE V Deemed Investment of Accounts	8

5.1 Participant Designation	8
5.2 Investment Funds	9
5.3 Earnings Allocations	9
5.4 Purpose of Investment Elections	9

ARTICLE VI Accounts	9

6.1 Nature of Accounts	9
6.2 Crediting of Subaccounts	9
6.3 Vesting	10
6.4 Scheduled In-Service Accounts and Retirement Accounts	10

ARTICLE VII Distributions	10

7.1 Distribution upon Retirement	10
7.2 Distribution Upon Death or Determination of Disability	11
7.3 Distribution upon Separation from Service Other than due to Retirement, Disability or Death	12
7.4 Scheduled In-Service Distribution Elections	12
7.5 Distribution Election Changes	13
7.6 Valuation of Distributions	13
7.7 Emergency Distribution	14
7.8 No Acceleration of AIP Bonus	14

ARTICLE VIII Beneficiary Designations	15

8.1 Beneficiary	15
8.2 Beneficiary Designation; Change of Beneficiary Designation	15
8.3 Acknowledgment	15
8.4 No Beneficiary Designation	15
8.5 Divorce	15
8.6 Doubt as to Beneficiary	15
8.7 Discharge of Obligations	15

ARTICLE IX Administration	16

9.1 Administrative Committee	16
9.2 Benefits Committee	16

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ARTICLE X Claims and Review Procedure	17

10.1 Claims Procedure	17
10.2 Review Procedure	18
10.3 Disability Claims	18
10.4 Exhaustion of Administrative Remedies	18
10.5 Deadline to File Legal Action	19

ARTICLE XI Amendment and Termination of the Plan	19

11.1 Amendments	19
11.2 Termination of the Plan	19

ARTICLE XII Miscellaneous	21

12.1 Unfunded and Unsecured	21
12.2 Restriction Against Assignment	21
12.3 Trust	21
12.4 Withholding	22
12.5 Payment in Event of Incapacity	22
12.6 Protective Provisions	22
12.7 Compliance with Section 409A	22
12.8 Recovery of Overpayments	23
12.9 Employment Not Guaranteed	23
12.10 Participants Should Consult Advisors	23
12.11 Successors	23
12.12 Indemnification	23
12.13 Headings	23
12.14 Construction of Provisions	23
12.15 Governing Law	23

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WPX ENERGY

NONQUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE AND INTENT

1.1 Purpose of the Plan. WPX Energy Services Company, LLC, a Delaware limited liability company (the “Company”), hereby establishes the WPX Energy Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2013 (the “Effective Date”). The purpose of the Plan is to enable certain employees to defer compensation and to be credited with matching allocations and earnings. The Plan is intended to attract and retain highly qualified employees and to reward such individuals for their contributions to the success of the Company and its Affiliates. The Plan is also intended to assist such individuals in saving for retirement by providing benefits that are in excess of benefits permitted by applicable law under a qualified defined contribution retirement plan.

1.2 Intent and Construction. The Plan is intended to be an unfunded and unsecured plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan shall be “unfunded” for tax purposes and for purposes of Title I of ERISA. A Participant’s interests under the Plan do not represent or create a claim against specific assets of the Company or any Affiliate. Nothing herein shall be deemed to create a trust of any kind or create any fiduciary relationship between the Company, an Affiliate, the Administrative Committee, the Benefits Committee and a Participant, the Participant’s Beneficiary or any other person. To the extent any person acquires a right to receive payments under this Plan, such right is no greater than the right of any other unsecured general creditor of the Company or applicable Employer. The Plan is intended to be in compliance with Section 409A of the Code and shall be interpreted, applied and administered at all times in accordance with Section 409A of the Code and the guidance issued thereunder.

ARTICLE II

DEFINITIONS

2.1 “Account” shall mean the bookkeeping account maintained under the Plan to reflect a Participant’s Deferral Credits and Matching Contribution Credits and any earnings credited thereto. A Participant’s “Account” shall consist of his or her Deferral Account and Matching Account.

2.2 “Administrative Committee” shall mean the committee which is initially comprised of an individual or of those individuals who are appointed to serve on the Administrative Committee by the Benefits Committee, as well as any individual who becomes a member of the Administrative Committee pursuant to Section 9.1, until the time that any such individual ceases to be a member of the Administrative Committee pursuant to Section 9.1.

2.3 “Affiliate” shall mean all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

2.4 “AIP” shall mean the WPX Energy Annual Incentive Plan, as amended from time to time.

2.5 “Base Salary” shall mean, for each Plan Year, the salary or wages paid to an Eligible Employee by an Employer while the Eligible Employee is entitled to participate in the Plan, including base pay, short term disability paid by an Employer, overtime and commissions. Base Salary shall be calculated before any salary reduction amounts contributed to the Qualified Plan and any cafeteria plan, flexible benefit plan, or qualified transportation plan established by an Employer in accordance with Section 125 and related sections of the Code. Base Salary shall include a differential wage payment under Section 3401(h)(2) of the Code. Base Salary shall not include severance pay, housing pay, relocation pay (including mortgage interest differential), other fringe benefits (taxable and non-taxable) and other extraordinary compensation, all as determined by the Administrative Committee in its sole and absolute discretion. Base Salary also shall not include Employer contributions to or distributions from a nonqualified deferred compensation plan, amounts included in income or realized from the grant or exercise of a stock option, amounts realized when restricted stock becomes transferable or is vested or is included in income pursuant to an election under Section 83(b) of the Code and amounts realized from the sale, exchange or other disposition of stock acquired under a stock option. Base salary shall not include any bonus paid under the AIP, but shall include other bonuses, if any, unless such bonuses are specifically excluded under a written bonus arrangement.

2.6 “Beneficiary” or “Beneficiaries” shall mean, with respect to a Participant, the person or persons designated or otherwise determined in accordance with Article IX to receive any benefits which may become payable under the Plan by reason of the death of the Participant. A person designated or otherwise determined to be a Beneficiary under the terms of the Plan has no interest in or right under the Plan until the Participant in question has died. A person will cease to be a Beneficiary on the day on which all benefits to which such person is entitled under the Plan have been distributed.

2.7 “Benefits Committee” shall mean the committee which is composed of an individual or those individuals who are appointed by the Company, as well as any individual who becomes a member of the Benefits Committee pursuant to Section 9.2, until the time that any such individual ceases to be a member of the Benefits Committee pursuant to Section 9.2.

2.8 “Board” shall mean the board of directors of WPX Energy, Inc.

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder). Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

2.10 “Company” shall mean WPX Energy Services Company, LLC.

2.11 “Compensation Committee” shall mean the committee of the Board designated as the Compensation Committee.

2.12 “Deferral Account” shall mean the bookkeeping account maintained on behalf of a Participant to reflect his or her Deferral Credits.

2.13 “Deferral Credits” shall mean the amount of Deferred Base Salary credited to a Participant’s Deferral Account in accordance with Section 4.1 and the amount of Deferred AIP Bonus credited to a Participant’s Deferral Account in accordance with Section 4.2.

2.14 “Deferred AIP Bonus” shall mean the amount deferred by a Participant in accordance with Section 4.2 from bonuses payable to the Participant under the AIP.

2.15 “Deferred Base Salary” shall mean the Base Salary deferred by a Participant in accordance with Section 4.1.

2.16 “Disability” and “Disabled” shall mean (consistent with the requirements of Section 409A) that the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Administrative Committee may require that the Participant submit evidence of such qualification for disability benefits to determine that the Participant is disabled under this Plan.

2.17 “Eligible Employee” shall mean an employee of an Employer who is in a class of employees designated by the Compensation Committee to be eligible to participate in the Plan.

2.18 “Emergency Distribution” shall mean an accelerated distribution of benefits pursuant to Section 7.4 with respect to a Participant who has suffered an Unforeseeable Emergency.

2.19 “Employer” shall mean the Company and any Affiliate which has been designated by the Compensation Committee as a participating employer in the Plan.

2.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder). Any reference to a specific provision of ERISA includes a reference to that provision as it may be amended from time to time and to any successor provision.

2.21 “Excess Compensation” shall mean for a Plan Year the excess, if any, of (a) the sum of (i) the Participant’s Base Salary for the Plan Year for services rendered for an Employer, and (ii) the Participant’s AIP bonus payable with respect to a performance period that coincides with the Plan Year or that ends within the Plan Year, over (b) the annual compensation limit under Code Section 401(a)(17) in effect for the calendar year in which the Plan Year begins.

2.22 “Fund” or “Funds” shall mean one or more of the investment options designated as an available investment option under the Plan pursuant to Section 5.2.

2.23 “Matching Account” shall mean the bookkeeping account maintained on behalf of a Participant to reflect his or her Matching Contribution Credits.

2.24 “Matching Contribution Credits” shall mean the amounts credited to a Participant’s Matching Account pursuant to Section 4.3.

2.25 “Participant” shall mean an Eligible Employee for whom an Account is maintained. An individual will cease to be a Participant at such time that the Participant’s Account has been fully distributed or forfeited in accordance with the Plan.

2.26 “Plan” shall mean the WPX Energy Nonqualified Deferred Compensation Plan, as amended.

2.27 “Plan Year” shall mean the calendar year.

2.28 “Qualified Plan” shall mean the WPX Energy Savings Plan, as amended.

2.29 “Retirement” shall mean Separation from Service after attaining age fifty-five (55) and having been credited with five (5) or more Years of Service.

2.30 “Retirement Account” shall mean a bookkeeping account maintained on behalf of a Participant to which all or a portion of the Participant’s Account may be allocated pursuant to the election or deemed election of the Participant in accordance with Section 4.4.

2.31 “Scheduled In-Service Account” shall mean a bookkeeping account maintained on behalf of a Participant to which all or a portion of the Participant’s Account may be allocated pursuant to the election of the Participant in accordance with Section 4.4.

2.32 “Scheduled In-Service Distribution” shall mean a scheduled distribution of a specified portion of a Participant’s Account to commence prior to Separation from Service, as provided under Section 7.4.

2.33 “Section 409A” shall mean Section 409A of the Code, as amended, and all rules, regulations, interpretations and rulings issued thereunder.

2.34 “Separation from Service” shall mean the complete termination of a Participant’s services as an employee of an Employer, whether voluntary or involuntary, for any reason or, if less than a complete termination, such services decrease to a level that is less than twenty percent (20%) of the average level of services performed by the Participant over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been employed by the Employer for less than thirty-six (36) months). For purposes of applying this Section 2.34, the term “Separation from Service” shall be applied in conformance with Section 1.409A-1(h) of the Treasury Regulations. For the limited purpose of determining whether a Separation from Service has occurred, the term “Employer” shall include the person for whom the Participant performs services and all persons with whom such person would be considered a single employer under Sections 414(b) and (c) of the Code, except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

2.35 “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code, without regard to subsections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Section 409A(a)(2)(B)(ii) of the Code and Section 1.409A-3(i)(3) of the Treasury Regulations).

2.36 “Years of Service” shall mean the aggregate period of time during which an individual was employed by an Employer or an Affiliate beginning with the individual’s date of hire (or rehire, if applicable) and ending on the date of the individual’s Separation from Service, subject to the following:

(a) Fractional periods of a year will be expressed in terms of days and aggregated on the basis that 365 days of employment constitutes a “Year of Service”.

(b) If an individual terminates employment with an Employer or an Affiliate and is rehired by an Employer or an Affiliate, all periods of time during which the individual was employed by an Employer or an Affiliate shall be taken into account and aggregated for purposes of determining the individual’s Years of Service.

(c) If an individual: (i) was employed by The Williams Companies, Inc. (“Williams”) or an affiliate of Williams on December 30, 2011; and (ii) transferred employment directly from Williams to the Company prior to 11:59 p.m. on December 31, 2012, the individual’s service with Williams or its affiliates shall be taken into account for purposes of determining the individual’s years of service. For this purpose, an “affiliate” of Williams shall be any person or entity with whom Williams would be considered a single employer under Sections 414(b), (c) or (m) of the Code.

ARTICLE III

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by completing and submitting to the Administrative Committee the appropriate deferral election, including such other documentation and information as the Administrative Committee may reasonably request, during the enrollment period established by the Administrative Committee with respect to the first Plan Year in which the Eligible Employee elects to participate in the Plan.

ARTICLE IV

DEFERRAL ELECTIONS AND MATCHING CONTRIBUTION CREDITS

4.1 Elections to Defer Base Salary.

(a) For each Plan Year, an Eligible Employee may elect to defer, as Deferred Base Salary, up to 75% of the Base Salary to be otherwise paid to the Eligible Employee for such Plan Year. The Eligible Employee’s Deferred Base Salary will be deferred on a prorated basis for each payroll period of the Plan Year.

(b) Base Salary deferral elections must be filed:

(1) With respect to an individual who is an Eligible Employee as of the December 31 preceding the Plan Year for which the deferral election is to be effective, no later than such December 31 (or such earlier date as established by the Administrative Committee); or

(2) With respect to an individual who first becomes an Eligible Employee during a Plan Year, within thirty (30) days following the first date he or she becomes an Eligible Employee. For purposes of this rule, an Eligible Employee will be treated as first becoming an Eligible Employee during a Plan Year only if:

(i) he or she was not eligible to participate in the Plan or any other plan required by Section 409A to be aggregated with the Plan at any time during the twenty-four (24) month period ending on the date during the Plan Year he or she becomes an Eligible Employee; or

(ii) he or she was paid all amounts previously due under the Plan and any other plan required by Section 409A to be aggregated with the Plan and,

on and before the date of the last such payment, was not eligible to continue to participate in the Plan and any other plan required by Section 409A to be aggregated with the Plan for periods after such payment.

A deferral election under this Section 4.1(b)(2) will be effective no earlier than the payroll period beginning after the payroll period in which the deferral election is received by the Administrative Committee or its designee.

(3) An Eligible Employee’s Deferred Base Salary with respect to a Plan Year shall be credited to the Eligible Employee’s Deferral Account for such Plan Year and shall also be allocated to a Retirement Account or to a Scheduled In-Service Account or Accounts in accordance with Section 4.4.

(4) If a payroll period begins in one Plan Year and ends in the following Plan Year, the Deferred Base Salary with respect to such payroll period shall be determined by the Eligible Employee’s deferral election made with respect to the Plan Year in which the payroll period ends, consistent with the default rules under Section 1.409A-2(a)(13) of the Treasury Regulations.

(5) The total Base Salary deferred by a Participant shall be limited, if necessary, to satisfy Social Security taxes, other employment taxes, federal, state or local income taxes, employee benefit plan deferrals or contributions, and any other required or necessary withholding requirements as determined by the Administrative Committee.

4.2 Elections to Defer AIP Bonuses.

(a) For each Plan Year, an Eligible Employee may elect to defer all or a portion of the bonus (if any) under the AIP to be otherwise paid to the Eligible Employee with respect to a performance period under the AIP that coincides with the Plan Year or that ends within the Plan Year.

(b) AIP bonus deferral elections must be filed:

(1) With respect to an individual who is an Eligible Employee as of the December 31 preceding the performance period for which the deferral election is to be effective, no later than such December 31 (or such earlier date as established by the Administrative Committee).

(2) With respect to an individual who first becomes an Eligible Employee during a Plan Year, within thirty (30) days following the first date he or she becomes an Eligible Employee. For purposes of this rule, an Eligible Employee will be treated as first becoming an Eligible Employee during a Plan Year only if:

(i) he or she was not eligible to participate in the Plan or any other plan required by Section 409A to be aggregated with the Plan at any time during the twenty-four (24) month period ending on the date during the Plan Year he or she becomes an Eligible Employee; or

(ii) he or she was paid all amounts previously due under the Plan and any other plan required by Section 409A to be aggregated with the Plan and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan and any other plan required by Section 409A to be aggregated with the Plan for periods after such payment.

An AIP bonus deferral election under this Section 4.2(b)(2) will be effective only with respect to an AIP bonus paid for services performed after such election. For this purpose, the amount of the AIP bonus payable to the Eligible Employee for services performed after the Eligible Employee’s deferral election will be determined by multiplying the AIP bonus by a fraction, the numerator of which is the number of calendar days remaining in the performance period after the election and the denominator of which is the total number of calendar days in such performance period. For purposes of this Section 4.2(b)(2), the date of an Eligible Employee’s election is the date the deferral election is received by the Administrative Committee or its designee.

(3) An Eligible Employee’s Deferred AIP Bonus with respect to a performance period that coincides with a Plan Year or that ends within a Plan Year shall be credited to the Eligible Employee’s Deferral Account for such Plan Year and shall also be allocated to a Retirement Account or to a Scheduled In-Service Account or Accounts in accordance with Section 4.4.

(4) The total AIP bonus deferred by a Participant shall be limited, if necessary, to satisfy Social Security taxes, other employment taxes, federal, state or local income taxes, employee benefit plan deferrals or contributions, and any other required or necessary withholding requirements as determined by the Administrative Committee.

4.3 Matching Contribution Credits. If a Participant is employed by the Employer on the last day of the Plan Year and if the Participant has made a deferral election for such Plan Year pursuant to Sections 4.1 or 4.2, a Matching Contribution Credit will be credited to the Participant’s Matching Account in an amount equal to the total amount of Deferred Base Salary and Deferred AIP Bonus credited to the Participant’s Deferral Account with respect to such Plan Year; provided, however, in no event shall the Matching Contribution Credit for such Plan Year exceed 6% of the Participant’s Excess Compensation for such Plan Year. Notwithstanding the preceding sentence, a Matching Contribution Credit for a Plan Year shall not be made with respect to any Deferred Base Salary or Deferred AIP Bonus for such Plan Year that has been withdrawn in accordance with Section 7.7.

4.4 Account Allocation Elections.

(a) At the same time that a Participant makes an election to defer Base Salary or an AIP bonus, the Participant shall also make an election to allocate the amounts subject to each such deferral election to the Participant’s Retirement Account or to a Scheduled In-Service Account or Accounts. Such election shall apply to any Deferral Credits and Matching Contribution Credits allocated to such Participant’s Account with respect to such Plan Year.

(b) If, at the time of a Participant’s deferral election, the Participant fails to make an allocation election under Section 4.4(a), then all amounts credited to the Participant’s Account for such Plan Year shall be allocated to the Participant’s Retirement Account.

(c) Amounts allocated to a Scheduled In-Service Account shall be distributed in accordance with the Scheduled In-Service Distribution election applicable to such Account, subject to the terms of Section 7.4. Amounts allocated to a Retirement Account shall be distributed in accordance with the provisions of Article VIII, exclusive of Section 7.4.

4.5 Irrevocability of Deferral Elections and Account Allocation Elections.

(a) Except as otherwise provided herein and in Section 4.6, once made for a Plan Year, deferral elections under Sections 4.1 and 4.2 and the corresponding account allocation elections under Section 4.4 are irrevocable after the latest date by which the deferral election is required to be filed.

(b) A deferral election for one Plan Year will not automatically be given effect for a subsequent Plan Year, so that if a deferral of Base Salary or an AIP bonus is desired for a subsequent Plan Year, a separate election must be made by the Participant.

(c) In the event a Participant has a Separation from Service for any reason, then his or her election to defer Base Salary, if any, will terminate as of the date of such Separation from Service (but will be effective with respect to the last regular paycheck issued to such Participant), regardless of whether the Participant continues to receive Base Salary or other remuneration from any Employer or Affiliate thereafter. If a Participant has a Separation from Service for any reason and is rehired (whether or not as an Eligible Employee) within the same Plan Year, his or her election to defer Base Salary, if any, shall be automatically reinstated and shall remain in effect for the remainder of such Plan Year.

(d) In the event a Participant has a Separation from Service for any reason, then his or her election to defer an AIP bonus, if any, will remain in effect with respect to the AIP bonus, if any, subject to such deferral election. If a Participant has a Separation from Service for any reason and is rehired (whether or not as an Eligible Employee) within the same Plan Year or the same performance period, his or her election to defer an AIP bonus, if any, will remain in effect with respect to the AIP bonus, if any, subject to any such deferral election.

4.6 Suspension of Deferral Elections.

(a) In the event a Participant receives a distribution from the Qualified Plan (or any other plan or successor plan sponsored by an Employer or an Affiliate) on account of hardship, which distribution is made pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations and requires suspension of deferrals under other arrangements such as this Plan, the Participant’s deferral elections under Sections 4.1 and 4.2 shall be cancelled for the Plan Year in which the hardship distribution is received and such Participant shall be ineligible to defer Base Salary or an AIP bonus for such additional time period as is necessary to comply with Section 1.401(k)-1(d)(3) of the Treasury Regulations.

(b) In the event a Participant requests a distribution pursuant to Section 7.7 due to an Unforeseeable Emergency, or the Participant requests a cancellation of deferrals under the Plan to alleviate his or her Unforeseeable Emergency, and the Administrative Committee determines that the Participant’s Unforeseeable Emergency may be relieved through the cessation of deferrals under the Plan, the Participant’s deferral elections under Sections 4.1 and/or 4.2, if any, for such Plan Year as determined by the Administrative Committee, shall be cancelled as soon as administratively practicable following such determination by the Administrative Committee.

ARTICLE V

Deemed Investment of Accounts

5.1 Participant Designation. Each Participant shall designate, in accordance with any procedures, restrictions and conditions established by the Administrative Committee, the manner in which the amounts credited to the Participant’s Account shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to such Account. For this purpose, a Participant may specify that all or any percentage of his or her Account shall be deemed to be invested, in such percentage increments as the Administrative Committee may prescribe, in one or more of the Funds that have been designated as alternative investments under the Plan pursuant to Section 5.2. A Participant shall be permitted to make separate investment elections with respect to each Scheduled In-Service Account and his or her Retirement Account. A Participant’s designation shall remain in effect until a new designation is made in the manner required by the Administrative Committee, subject to the termination and/or replacement of a Fund as an available investment option and further subject to any timing restrictions imposed by the Administrative Committee. If a Participant fails to provide a designation in the manner required by the Administrative Committee, the Participant’s Account (or any Scheduled In-Service Account or Retirement Account for which a designation is not provided) shall be deemed to be invested in a default Fund designated by the Company or its designee from time to time for such purpose.

5.2 Investment Funds. The Company or its designee shall specify the investment options that will constitute the Funds and may change the available investment options from time to time. The Company may designate employees of the Company or other individuals or entities to act, solely in an agency capacity, on behalf of the Company for this purpose. The Company and any employee of the Company and other individual or entity designated to act on behalf of the Company for the purpose of selecting the Funds, as well as the Administrative Committee and the Benefits Committee, make no promise or guarantee regarding the performance of any Fund and shall have no liability to any Participant, Beneficiary or any other individual or entity with respect to the selection of the Funds or any decrease (or lack of increase) in a Participant’s or Beneficiary’s Account as a result of the performance or lack thereof of: (i) the Funds selected by the Participant; or (ii) the default Fund applicable to amounts for which a Participant or Beneficiary has failed to provide an investment designation in the manner required by the Administrative Committee. A Participant or Beneficiary assumes all risk associated with his or her investment designation or failure to provide an investment designation, as well as all risk associated with the unsecured nature of the Plan as described in Section 12.1.

5.3 Earnings Allocations. The balance of a Participant’s Account shall reflect the result of daily pricing of the assets in which such Account is deemed invested from time to time until the time of distribution.

5.4 Purpose of Investment Elections. A Participant’s Fund elections shall be solely for purposes of calculation of the notional gains and losses credited on the Participant’s Account. The Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if an Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

ARTICLE VI

ACCOUNTS

6.1 Nature of Accounts. Each Participant’s Account and any subaccounts created thereunder will be used solely as a measuring device to determine the amount to be paid to a Participant under this Plan. The Accounts do not constitute, nor will they be treated as, property or a trust fund of any kind. A Participant’s rights hereunder are limited to the right to receive Plan benefits as provided herein.

6.2 Crediting of Subaccounts. Deferral Credits and Matching Contribution Credits will be credited to each Participant’s Account as follows:

(a) Deferral Credits (with respect to Deferred Base Salary and Deferred AIP Bonuses) will be credited to the Participant’s Deferral Account as soon as reasonably practicable following the date such Base Salary or AIP bonus, as applicable, would have otherwise been paid in cash.

(b) Matching Contribution Credits for a Plan Year will be credited to the Participant’s Matching Account as of a date established by the Administrative Committee following the end of the Plan Year to which such Matching Contribution Credits relate (provided that such date shall be no later than the last day of the next following Plan Year).

A Participant’s Account, including any earnings credited thereto, will be maintained until the Participant’s Plan benefits have been paid in full.

6.3 Vesting. A Participant shall be vested at all times in amounts credited to his or her Deferral Account and Matching Account, including earnings thereon.

6.4 Scheduled In-Service Accounts and Retirement Accounts.

(a) Establishment of Accounts. For purposes of recordkeeping the distribution and investment elections made by a Participant pursuant to Sections 4.4 and 5.1, respectively, the Administrative Committee shall establish and maintain: (i) a Scheduled In-Service Account for each Scheduled In-Service Distribution (up to five (5)) elected by the Participant; and (ii) a Retirement Account for all amounts that are not subject to a Scheduled In-Service Distribution election. A Participant’s Account shall be divided among a Participant’s Scheduled In-Service Account(s), if any, and the Participant’s Retirement Account in accordance with the elections made by the Participant pursuant to Section 4.4.

(b) Establishment of Fund Subaccounts. Each Scheduled In-Service Account and Retirement Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to the Funds elected by the Participant pursuant to Section 5.1 with respect to such Scheduled In-Service Account and Retirement Account. As soon as reasonably practicable after amounts are allocated to a Scheduled In-Service Account or a Retirement Account, the Administrative Committee shall credit the applicable Fund Subaccounts of such Accounts in accordance with the Participant’s investment elections.

ARTICLE VII

DISTRIBUTIONS

7.1 Distribution upon Retirement. In the event of a Participant’s Retirement, the Participant’s Account shall be paid in accordance with the distribution elections described in this Section 7.1. The elections made pursuant to this Section 7.1 shall govern the distribution of the Participant’s Retirement Account; provided that, pursuant to Section 7.4(e), amounts allocated to a Scheduled In-Service Account shall also be governed by these distribution elections in the event the Participant’s Retirement occurs prior to commencement of the applicable Scheduled In-Service Distribution.

(a) Initial Elections. At the time of making an initial deferral election pursuant to Sections 4.1 or 4.2:

(1) The Participant shall elect whether to receive distribution of the Participant’s Account upon the Participant’s Retirement in:

(i) a single lump sum payment; or

(ii) a series of substantially equal annual installment payments to be paid over a predetermined period of up to fifteen (15) years;

provided, however, that if the value of the Participant’s Account to be paid in installment payments falls below $25,000 as of any date an installment payment is to be paid, the Participant’s Account shall instead be paid in a single lump sum payment on such payment date.

(2) The Participant shall elect whether distribution of the Participant’s Account upon the Participant’s Retirement shall be paid (or commence to be paid):

(i) within the thirty (30) day period beginning on the first day of the seventh (7th) month commencing after the Participant’s Retirement; or

(ii) within the thirty (30) day period beginning on the first day of the thirteenth (13th) month commencing after the Participant’s Retirement.

If the Participant has elected to receive installment payments, subsequent installments shall be paid during February of calendar years following the calendar year in which the initial installment is paid.

(3) If the Participant fails to make a distribution election at the time of the initial deferral election, the Participant shall be deemed to have elected to receive distribution in the form of a single lump-sum payment payable within the thirty (30) day period beginning on the first day of the seventh (7th) month commencing after the Participant’s Retirement.

(b) The distribution elections made pursuant to Section 7.1(a) shall apply to amounts credited to a Participant’s Account in subsequent Plan Years. A Participant shall not be permitted to make separate distribution elections with respect to amounts credited to a Participant’s Account in subsequent Plan Years.

(c) A Participant may make one (1) change to delay payment or change the form of payment of the Participant’s Account upon Retirement, provided that any such change shall be subject to the election change restrictions described in Section 7.5.

7.2 Distribution Upon Death or Determination of Disability.

(a) In the event a Participant is determined to be Disabled or dies prior to the commencement of payment of Plan benefits, the Participant’s Account shall be paid to the Participant or, in the case of death, the Participant’s Beneficiary, in a single lump sum payment of cash within the ninety (90) day period beginning on the date of determination of Disability or the date of death, as applicable.

(b) In the event a Participant is determined to be Disabled or dies after the commencement of installment payments, the remaining amount credited to a Participant’s Account shall be paid to the Participant or, in the case of death, the Participant’s Beneficiary, in a single lump sum payment of cash within the ninety (90) day period beginning on the date of determination of Disability or the date of death, as applicable.

7.3 Distribution upon Separation from Service Other than due to Retirement, Disability or Death. In the event of a Participant’s Separation from Service other than by reason of Retirement, Disability or death, the Participant’s Account shall be paid to the Participant in a single lump sum payment of cash within the thirty (30) day period beginning on the first day of the seventh (7th) month commencing after such Separation from Service.

7.4 Scheduled In-Service Distribution Elections.

(a) At the time of making a deferral election pursuant to Sections 4.1 or 4.2, a Participant may elect to receive a Scheduled In-Service Distribution of all or a specified percentage of amounts credited to the Participant’s Account with respect to the Plan Year for which the deferral election is made, subject to the limitations described herein. A Scheduled In-Service Account shall be established to recordkeep amounts subject to such Scheduled In-Service Distribution. At the time of such election, the Participant shall elect whether to receive the Scheduled In-Service Distribution:

(1) in a single lump sum payment to be paid during February of a calendar year specified by the Participant; or

(2) in a series of substantially equal annual installment payments to be paid over a predetermined period of up to five (5) years, to commence to be paid during February of a calendar year specified by the Participant. Subsequent installments shall be paid during February of calendar years following the calendar year in which the initial installment is paid.

provided, however, that if the value of a Participant’s Scheduled In-Service Account to be paid in installment payments falls below $25,000 as of any date an installment payment is to be paid, such Scheduled In-Service Account shall instead be paid in a single lump sum payment on such payment date.

(b) The initial payment date for a Scheduled In-Service Account shall be no earlier than the February 1 of the second Plan Year beginning after the Plan Year for which Deferral Credits are first allocated to such Scheduled In-Service Account.

(c) A Participant may make up to five (5) separate Scheduled In-Service Distribution elections, provided that no portion of the Participant’s Account may be subject to more than one (1) Scheduled In-Service Distribution election. If a Participant has made five (5) Scheduled In-Service Distribution elections, such Participant shall only be permitted to make a new Scheduled In-Service Distribution election following complete payment of at least one (1) Scheduled In-Service Distribution.

(d) A Participant may elect to allocate amounts credited to the Participant’s Account with respect to subsequent Plan Years to an existing Scheduled In-Service Account; provided, however, that such amounts may not be allocated to a Scheduled In-Service Account during the year that it is scheduled to be paid.

(e) In the event of a Participant’s Separation from Service (for a reason other than death or determination of Disability) prior to commencement of a Scheduled In-Service Distribution, the Scheduled In-Service Distribution election shall be nullified and the Scheduled In-Service Account shall be distributed in the form and at the time applicable to such Separation from Service under Sections 7.1 or 7.3, as applicable. In the event of a Participant’s Separation from Service (for a reason other than death or determination of Disability) after a Scheduled In-Service Distribution has commenced installment payments, such installment payments shall continue to be paid in the form and at the time as they would have been paid to the Participant had the Participant not Separated from Service. In the event of a Participant’s death or determination of Disability at any time, the Scheduled In-Service Distribution election shall be nullified and the Scheduled In-Service Account shall be distributed in the form and at the time described in Section 7.2.

(f) A Participant may make two (2) changes to delay payment or change the form of payment with respect to a Scheduled In-Service Distribution, provided that any such change shall be subject to the election change restrictions described in Section 7.5.

(g) Amounts paid to a Participant pursuant to a Scheduled In-Service Distribution shall reduce the amount credited to the Participant’s Account and shall reduce the amount available for distribution to the Participant upon the Participant’s Retirement or other Separation from Service, death or Disability.

7.5 Distribution Election Changes. The following restrictions shall apply to a Participant’s election to change the time and/or form of payment with respect to amounts that have been credited to a Participant’s Account. In addition, such election changes shall be made in accordance with any rules established by the Administrative Committee, and shall comply with all applicable requirements of Section 409A.

(a) Except as provided in Section 7.7, a Participant may not elect to accelerate a distribution.

(b) A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

(1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2) in the case of payments made on account of Separation from Service or a Scheduled In-Service Distribution, the new election delays payment for a period of at least five (5) years from the date that payment would otherwise have been paid (or, in the case of installment payments, five (5) years from the date the first installment was scheduled to be paid), absent the new election; and

(3) in the case of payments made according to a Scheduled In-Service Distribution, the new election is made not less than twelve (12) months before the date on which payment is scheduled to be paid (or, in the case of installment payments, twelve (12) months before the date the first installment payment was scheduled to be paid), absent the new election.

(c) For purposes of application of the above election change limitations, the entitlement to installment payments shall be treated as the entitlement to a single payment.

7.6 Valuation of Distributions.

(a) Lump Sum Distributions. Any lump sum distribution of the Participant’s Account pursuant to Sections 7.1, 7.2 or 7.3 shall be the value of the Participant’s Account as of the last day of the month preceding the date of distribution. In the case of a Scheduled In-Service Distribution, any lump sum distribution of the applicable Scheduled In-Service Account shall be the value of such Scheduled In-Service Account as of the last day of the month preceding the date of distribution.

(b) Installment Distributions. An installment payment payable pursuant to Section 7.1 shall be determined by dividing the value of the Participant’s Account, determined as of the last day of the month preceding the date of distribution of the installment, by the number of installments remaining. In the case of a Scheduled In-Service Distribution, an installment payment shall be determined by dividing the value of the applicable Scheduled In-Service Account, determined as of the last day of the month preceding the date of distribution of the installment, by the number of installments remaining.

7.7 Emergency Distribution. Upon a finding that the Participant has suffered an Unforeseeable Emergency, subject to compliance with Section 409A, the Administrative Committee may, at the request of the Participant, accelerate distribution of benefits in the amount reasonably necessary to alleviate such Unforeseeable Emergency subject to the following conditions:

(a) Form of Request. The request to take an Emergency Distribution shall be made by filing a form provided by and filed with the Administrative Committee.

(b) Amount of Distribution. The amount distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.

(c) Source of Distribution. Any Emergency Distribution shall first be made on a pro rata basis from the Participant’s Scheduled In-Service Accounts with respect to amounts allocated to such Accounts for the same Plan Year as the Emergency Distribution, and then on a pro rata basis from the Participant’s Scheduled In-Service Accounts, and then from the Participant’s Retirement Account.

(d) Timing of Distribution. The amount determined by the Administrative Committee as an Emergency Distribution shall be paid in a single lump sum payment of cash as soon as practicable after the end of the calendar month in which the Emergency Distribution election is made and approved by the Administrative Committee.

7.8 No Acceleration of AIP Bonus. The time of payment of any AIP bonus that a Participant has elected to defer but that has not yet been credited to the Participant’s Deferral Account because it is not yet payable without regard to the deferral shall not be accelerated as a result of the provisions of this Article. If, pursuant to the provisions of this Article, distribution has already occurred at the time such AIP bonus becomes payable, such AIP bonus shall be paid to the Participant on the date it would have been payable had the Participant not made a deferral election.

ARTICLE VIII

BENEFICIARY DESIGNATIONS

8.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.

8.2 Beneficiary Designation; Change of Beneficiary Designation. A Participant shall designate his or her Beneficiary by executing and submitting a beneficiary designation form (which may be electronic) to the Administrative Committee in the manner prescribed by the Administrative Committee. A Participant shall have the right to change a Beneficiary by executing and submitting a new beneficiary designation form in the manner prescribed by the Administrative Committee. Upon the acceptance by the Administrative Committee or its designee of a new beneficiary designation form, all beneficiary designations previously filed shall be cancelled. The Employer and the Administrative Committee or its designee shall be entitled to rely on the last beneficiary designation form filed by the Participant and acknowledged by the Administrative Committee or its designee prior to his or her death.

8.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged by the Administrative Committee or its designee during the Participant’s lifetime.

8.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article VIII or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate unless the Participant is survived by a spouse, in which event such distribution shall be made to the surviving spouse.

8.5 Divorce. Prior to the Participant’s death and upon the entry of a decree of divorce respecting a married Participant and his or her spouse, any designation of such spouse as Beneficiary of such Participant shall be revoked automatically and become ineffective on and after the date the decree is entered. The automatic revocation of such Beneficiary designation shall cause the Participant’s benefit to be distributed under the provisions of the Plan as if such spouse had predeceased the Participant. However, a Participant may designate a former spouse as a Beneficiary under the Plan, provided a properly completed Beneficiary designation form is submitted to and acknowledged by the Administrative Committee or its designee subsequent to entry of a decree of divorce respecting the Participant and such former spouse.

8.6 Doubt as to Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Administrative Committee shall have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Administrative Committee’s satisfaction.

8.7 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and all Affiliates from all further obligations under the Plan with respect to the Participant.

ARTICLE IX

ADMINISTRATION

9.1 Administrative Committee.

(a) Membership and Voting. The Administrative Committee shall consist of not less than one (1) member. The Administrative Committee may remove any of its members at any time, with or without cause, by written notice to such member. Any member may resign by delivering a written resignation to the Administrative Committee. Vacancies in the Administrative Committee arising by death, resignation or removal shall be filled by the Administrative Committee. The Administrative Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting shall constitute waiver of notice thereof. A member of the Administrative Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining members of the Administrative Committee. The Administrative Committee shall designate one (1) of the members as the chairman and shall appoint a secretary who may, but need not, be a member. The Administrative Committee may appoint from its members such subcommittees with such powers as the Administrative Committee shall determine.

(b) Duties of Administrative Committee. The Administrative Committee shall administer the Plan in accordance with its terms and shall have all the powers and discretionary authority necessary to carry out such terms. The Administrative Committee shall execute any certificate, instrument or other written direction on behalf of the Plan and may direct the Employer to make any payment on behalf of the Plan. All interpretations of this Plan, and questions concerning its administration and application, shall be determined by the Administrative Committee in its discretion, and such determination shall be binding on all persons, except as otherwise expressly provided herein. The Administrative Committee may appoint such accountants, counsel, specialists, and other persons as the Administrative Committee deems necessary or desirable in connection with the administration of this Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Employer or an Affiliate.

(c) Establishment of Rules and Procedures. The Administrative Committee may establish such rules and procedures as are necessary for the proper administration of the Plan. All Participant elections, including but not limited to elections with respect to: (i) deferrals of Base Salary and/or AIP bonuses; (ii) the Funds which shall act as the basis for crediting of earnings or losses on Account balances; (iii) the form and timing of distributions; and (iv) Beneficiary designations, must be made in a form provided by the Administrative Committee and must be made in accordance with the procedures, requirements and deadlines established by the Administrative Committee.

9.2 Benefits Committee.

(a) Membership and Voting. The Benefits Committee shall consist of not less than one (1) member and not more than five (5) members and vacancies of the Benefits Committee shall be filled by the remaining members of the Benefits Committee. The Benefits Committee may remove any of its members at any time, with or without cause, by written notice to such member. Any member may resign by delivering a written resignation to the Benefits Committee. The Benefits Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting shall constitute waiver of notice thereof. A member of the Benefits Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining members of the Benefits Committee. The Benefits Committee shall designate one (1) of the members as the chairman and shall appoint a secretary who may, but need not, be a member.

(b) Authority of Benefits Committee. The Benefits Committee’s sole responsibility with respect to the Plan shall be the authority to approve certain amendments to the Plan as described in Section 11.1. The Benefits Committee shall have no discretionary authority under the Plan. In the performance of its settlor responsibilities, the Benefits Committee may appoint such accountants, counsel, specialists, and other persons, as it deems necessary or desirable in connection with its duties under this Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Employer or an Affiliate.

ARTICLE X

CLAIMS AND REVIEW PROCEDURE

10.1 Claims Procedure. Any Participant or Beneficiary may file a written claim with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. A claim under this Plan shall be adjudicated by the Administrative Committee in accordance with this Article X.

(a) Initial Claim. The claimant initiates a claim by submitting to the Administrative Committee a written claim for benefits.

(b) Timing of Administrative Committee Response. The Administrative Committee shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrative Committee determines that special circumstances require additional time for processing the claim, the Administrative Committee can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. Such notice shall indicate the special circumstances requiring the additional time and the date by which the Administrative Committee expects to respond. If the period of time is extended because the claimant has failed to provide necessary information to decide the claim, the period for the Administrative Committee to respond shall be tolled from the date on which the notification of the additional period is sent to the claimant, until the date on which the claimant provides the information. If the claimant fails to provide necessary information to decide the claim within the time period specified by the Administrative Committee, the claim shall be denied.

(c) Notice of Decision. If the Administrative Committee denies part or all of the claim, the Administrative Committee shall notify the claimant in writing of such denial. Such notice shall include the specific reason or reasons for the denial; specific references to the Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Agreement’s review procedure including a statement of the claimant’s rights to bring a civil action under Section 502 of the ERISA following an adverse determination on review.

(d) Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim for payment must be filed with the Administrative Committee on or before the last day of the 12th month beginning after the due date for the requested payment or benefit.

10.2 Review Procedure. If the Administrative Committee denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrative Committee of the denial, as follows:

(a) Review Request. To initiate the review, the claimant, within sixty (60) days after receiving the Administrative Committee’s notice of denial, must file with the Administrative Committee a written request for review.

(b) Additional Submissions. The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The review of the claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(c) Timing of Administrative Committee Response. The Administrative Committee shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrative Committee determines that special circumstances require additional time for processing the claim, the Administrative Committee can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. Such notice shall indicate the special circumstances requiring the additional time and the date by which the Administrative Committee expects to respond. If the period of time is extended because the claimant has failed to provide necessary information to decide the claim, the period for the Administrative Committee to respond shall be tolled from the date on which the notification of the additional period is sent to the claimant, until the date on which the claimant provides the information. If the claimant fails to provide necessary information to decide the claim within the time period specified by the Administrative Committee, the claim shall be denied.

(d) Notice of Decision. The Administrative Committee shall notify the claimant in writing of its decision on review. In the case of denial, such notice shall include the specific reason or reasons for the denial; specific references to the Plan provisions on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

10.3 Disability Claims. In the event a Participant’s or Beneficiary’s claim relates to a determination of disability, the claim and review procedures described in Sections 10.1 and 10.2 shall be modified as necessary to comply with the requirements applicable to disability claims under 29 C.F.R. § 2560.503-1.

10.4 Exhaustion of Administrative Remedies. No claimant may commence any legal action to recover a benefit under this Agreement or to enforce or clarify rights under this Plan until the claim and review procedure set forth herein has been exhausted in its entirety. In any such legal action, all explicit and all implicit determinations by the Administrative Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

10.5 Deadline to File Legal Action. No legal action to recover benefits under this Plan or to enforce or clarify rights under this Plan may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum on or before the last day of the twelfth (12th) month beginning after the date the claimant has received a denial on review following exhaustion of the claim and review procedure.

ARTICLE XI

AMENDMENT AND TERMINATION OF THE PLAN

11.1 Amendments.

(a) Right to Amend. The Compensation Committee shall have the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan. The Benefits Committee shall have the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan, provided such modification or amendment constitutes a non-material amendment. Any change that would in any way increase the monetary benefit to participants would be considered material and require approval by the Compensation Committee. Non-material amendments consist of: (i) changes required by applicable law, (ii) modifications of the administrative provisions of the Plan to cause the Plan to operate more efficiently, (iii) changes required as part of the collective bargaining process, and (iv) modifications or amendments to incorporate changes provided that such modification or amendment does not materially increase Employer contributions. Any amendment or modification to the Plan shall be effective at such date as the Compensation Committee may determine with respect to any amendment adopted by the Compensation Committee and as the Benefits Committee may determine with respect to any non-material amendment adopted by the Benefits Committee.

(b) Effect of Amendment. The right to amend described in Section 11.1(a) may be exercised at any time, without the consent of any Participant or Beneficiary; provided, however, that no amendment shall divest any Participant or Beneficiary of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment except: (i) to the extent that a termination of the Plan pursuant to Section 11.2 would result in an accelerated distribution of the Participant’s benefits under the Plan; and (ii) to the extent necessary to comply with any applicable law, rule or regulation, including, but not limited to, Code Section 409A. Notwithstanding the foregoing, the Plan and any payment hereunder may be amended unilaterally by the Compensation Committee or the Benefits Committee, subject to the restrictions described in Section 11.1(a), at any time to make such changes as may be required to comply with Section 409A.

11.2 Termination of the Plan. The Compensation Committee shall have the right to terminate the Plan at any time. Upon termination of the Plan, distributions in respect of amounts credited to a Participant’s Account as of the date of the termination shall be made in the manner and at the time heretofore prescribed. If the Plan is terminated and a trust has been established (as described in Section 12.3), the trust will pay benefits as provided under the amended or terminated Plan. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, terminate the Plan and accelerate the time and form of payment of benefits under the Plan, only under the following circumstances:

(a) The Compensation Committee may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the remaining unpaid benefits under the Plan are included in the Participants’ respective gross incomes in the latest of: (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which such benefits are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Compensation Committee may terminate and liquidate the Plan in connection with the occurrence of a “change in control event” (within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations) (a “Section 409A Change in Control”), provided that the following requirements are satisfied:

(1) The Compensation Committee takes irrevocable action to terminate and liquidate the Plan during the period beginning thirty (30) days preceding the Section 409A Change in Control and ending twelve (12) months following such Section 409A Change in Control;

(2) The benefits of each Participant under the Plan and all other plans and other arrangements that are treated as single plan with this Plan under Sections 1.409A-1(c) and 1.409A-3(j)(4)(ix) Treasury Regulation (collectively, the “Other Arrangements”) are distributed within twelve (12) months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements is irrevocably taken; and

(3) All Other Arrangements are terminated and liquidated with respect to each Participant who experienced such Section 409A Change in Control. For purposes of any Section 409A Change in Control that results from an asset purchase transaction, the applicable “service recipient” (within the meaning of Code Section 409A) with the discretion to liquidate and terminate the Plan, the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(c) The Compensation Committee may terminate and liquidate the Plan for any other reason, provided that:

(1) The termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company and its Affiliates;

(2) The Company and all of its Affiliates terminate and liquidate all Other Arrangements;

(3) No payments in liquidation of the Plan are made within twelve (12) months of the date that the Compensation Committee takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(4) All payments are made within twenty-four (24) months of the date that the Compensation Committee takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5) The Company and all Affiliates do not adopt any Other Arrangement at any time during the three (3) year period following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(d) The Compensation Committee may terminate and liquidate the Plan upon such other events and conditions as permitted under Section 409A.

This Section 11.2 shall be construed and administered in a manner consistent with Section 409A and Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

ARTICLE XII

MISCELLANEOUS

12.1 Unfunded and Unsecured. The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA and no provision shall at any time be made with respect to segregating assets of an Employer for payment of any amounts under the Plan. No Participant or any other person shall have any interest in any particular assets of an Employer by reason of the right to receive a benefit under the Plan. To the extent the Participant or any other person acquires a right to receive benefits under the Plan, the Participant or such other person shall have the status of a general unsecured creditor of the applicable Employer. The Plan constitutes a mere unsecured, unfunded promise by the applicable Employer for the payment of benefits payable under the Plan to the Participants in the future. Nothing contained in the Plan shall constitute a guaranty by an Employer or any other person or entity that any funds in any trust or the assets of the Employer will be sufficient to pay any benefit under the Plan. No Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

12.2 Restriction Against Assignment. The Employer shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. The right of any Participant to receive any benefits under the Plan shall not be alienable or transferable by the Participant or the Participant’s Beneficiary by assignment or any other method, and shall not be subject to any right, claim, lien, judgment, execution, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by any creditors of any Participant or a Participant’s Beneficiary. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Employer or any other party, under any arrangement other than under the terms of this Plan.

12.3 Trust.

(a) Discretionary Establishment of Trust. Notwithstanding anything to the contrary, an Employer may establish one or more accounts, funds or grantor trusts (the “Trust”) to reflect obligations under the Plan and may make such investments as it may deem desirable to assist in meeting such obligations. An Employer may transfer money or other property to any such Trust, and the Trust shall pay Plan benefits to Participants and their Beneficiaries out of the Trust Fund. Such trust or trusts may be irrevocable, but shall provide that in the event of the insolvency of the Employer, the assets of the trust or trusts shall be subject to the claims of the Employer’s creditors. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust, and Participants shall have the status of general unsecured creditors of the Employer.

(b) Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distribution of benefits under the Plan. The provisions of the Trust shall govern the rights of the Employer and any delegate thereof, Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

(c) Distributions From the Trust. An Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

12.4 Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or this Plan. The Employer shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

12.5 Payment in Event of Incapacity. If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrative Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrative Committee may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrative Committee: the Beneficiary; the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, child, parent, or other relative by blood or marriage. The Administrative Committee is not required to see to the proper application of any such payment, and the payment completely discharges all claims under the Plan against the Employer, and the Plan to the extent of the payment.

12.6 Protective Provisions. The Participant shall cooperate with the Employer by furnishing any and all information requested by the Administrative Committee to facilitate the administration of the Plan and the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary with respect to a determination of Disability and taking such other actions as may be requested by the Administrative Committee. If any fact relating to a Participant or a Beneficiary has been misstated, the correct fact may be used to determine the amount of benefit payable to such Participant or Beneficiary.

12.7 Compliance with Section 409A. The Employer intends that the Plan and all deferrals under the Plan be structured so as to comply with, or, as applicable, be excepted from, Section 409A, such that there are no adverse tax consequences, interest or penalties incurred as a result of such deferrals. Notwithstanding the Employer’s intention, if a deferral under the Plan, including any payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would violate Section 409A or, if intended to be excepted from 409A, would become subject to 409A, unless the Employer expressly determines otherwise, the Compensation Committee, or the Benefits Committee as deemed appropriate, may adopt such policies, procedures and/or amendments to the Plan, and take such other actions as it deems reasonably necessary or appropriate, without the consent of any Participant, to (a) cause the Plan and the respective payment, distribution, deferral election, transaction or other action or arrangement to comply with 409A and/or, as applicable, to be excepted from 409A and (b) preserve the intended tax treatment of any such payment, distribution, deferral election, transaction or other action or arrangement. In such case, the related provisions of the Plan will be deemed modified, or, if necessary, rescinded, including retroactively, in order to comply with the requirements of Section 409A to the extent determined by the Compensation Committee, or the Benefits Committee as deemed appropriate. This Plan will be construed and administered to the fullest extent possible in accordance with the Employer’s intentions as set forth in this Section 12.7.

12.8 Recovery of Overpayments. In the event any payments under the Plan are made on account of a mistake of fact or law, the recipient shall return such payment or overpayment to the Employer as requested by the Employer.

12.9 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed to constitute a contract of employment between the Employer and any Participant or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

12.10 Participants Should Consult Advisors. The Employers, the Administrative Committee and the Benefits Committee make no representation or warranty with respect to the tax, financial, estate planning or other legal implications of participation in the Plan. Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.

12.11 Successors. Except as otherwise expressly provided in the Plan, all obligations of an Employer under the Plan are binding on any successor to the Employer whether the successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all of the business and/or assets of the Employer.

12.12 Indemnification. To the extent provided for in the Company bylaws or similar governing document, the Company shall indemnify and hold harmless each member of the Board, each member of the Benefits Committee, each member of the Administrative Committee, and each officer and employee of the Company or an Affiliate to whom are delegated duties, responsibilities, and authority with respect to this Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney fees) which arise as a result of his or her actions or failure to act in connection with the operation and administration of this Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company or an Affiliate. Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

12.13 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

12.14 Construction of Provisions. If any misunderstanding or ambiguity arises concerning the meaning of any of the provisions of the Plan, the Administrative Committee has the sole right to construe such provisions. The Administrative Committee’s decision is final. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular. Any reference in this Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

12.15 Governing Law. This Plan shall be subject to and construed in accordance with the laws of the State of Oklahoma to the extent not preempted by federal law.

[Signature on following page.]

IN WITNESS WHEREOF, the Company has adopted this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 31 day of December, 2012.

WPX ENERGY SERVICES COMPANY, LLC

By:	/s/ Ralph A. Hill
Name:	Ralph A. Hill
Title:	President & CEO